Exhibit 99.t

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of February 16, 2012 is entered into by and among GREENSTAR NORTH AMERICA HOLDINGS, INC., a company organized under the laws of Ireland (“Assignor”), and GREENSTAR INVESTMENTS LLC, a Delaware limited liability company (the “Company”, each of Company and Assignor being referred to as a “Party”, and collectively as the “Parties”).

RECITALS

WHEREAS, Assignor is the holder of record of 7,727,653 shares of common stock (the “Shares”) of Green Plains Renewable Energy, Inc., an Iowa corporation (“GPRE”);

WHEREAS, Assignor is party to that certain Shareholders’ Agreement dated as of May 7, 2008 (the “Shareholders’ Agreement”) among GPRE, Assignor, and the investors listed on Schedule A to the Shareholders’ Agreement, pursuant to which Assignor has acquired certain rights and assumed certain obligations in connection with its ownership of the Shares;

WHEREAS, Assignor desires to assign and transfer to Company all of its respective right, title and interest in and to the Shares, and Company is desirous of acquiring the same; and

WHEREAS, in connection with the foregoing, Assignor intends to assign (and the Company intends to accept such assignment) all of such Assignor’s rights and obligations under the Shareholders’ Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Company hereby agree as follows:

ARTICLE I

CONTRIBUTION OF SHARES

1.1 In exchange for consideration received, the adequacy of which is hereby acknowledged, Assignor hereby conveys, assigns, transfers, and delivers, any and all of Assignor’s (or it’s affiliates’) right, title, and interest in, to, and under the Shares.

ARTICLE II

ASSIGNMENT AND ASSUMPTION OF SHAREHOLDERS’ AGREEMENT

2.1 Assignor hereby irrevocably conveys, assigns, transfers and delivers to the Company, all of Assignor’s (or it’s affiliates’) rights and obligations under or with respect to the Shareholders’ Agreement.

2.2 The Company hereby expressly assumes all the rights, obligations and liabilities under or with respect to the Shareholders’ Agreement, and undertakes and agrees to perform and otherwise discharge in accordance with the terms thereof each obligation and liability under or with respect to the Shareholders’ Agreement.

ARTICLE III

MISCELLANEOUS

3.1 Further Assurances. Each Party shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other Party from time to time to effectuate the consummation of the transactions contemplated by this Agreement, including any documents or communications reasonably necessary for transferring of the Shares to Company as required by GPRE or its transfer agent. Assignor shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties to this Agreement, of the consummation of the transactions contemplated by this Agreement, including the notification required by Section 7.1 of the Shareholders’ Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

3.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as its economic or legal substance is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner.

3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above as of the date first written above:

GREENSTAR NORTH AMERICA HOLDINGS, INC.

By:	/s/ Michael McNicholas
Name: Michael McNicholas
Title: Director

GREENSTAR INVESTMENTS LLC

By:	/s/ Neil Parkinson
Name: Neil Parkinson
Title: Director

Acknowledged as of this 21 day of February, 2012

GREEN PLAINS RENEWABLE ENERGY, INC.

By:	/s/ Michelle Mapes
Name: Michelle Mapes
Title: EVP – General Counsel & Corporate Secretary